EXHIBIT 10(h)

FOURTH AMENDMENT TO LEASE
(Modifying storage space, extending lease term and amending lease)

THIS FOURTH AMENDMENT TO LEASE ("Amendment") is executed as of August 19 , 2003, between SIP NORTH STETSON VENTURE, LLC, a Delaware limited liability company ("Landlord"), and THE PEOPLES GAS LIGHT AND COKE COMPANY, an Illinois corporation ("Tenant").

RECITALS

A. Prudential Plaza Associates, an Illinois general partnership ("PPA"), as landlord, and Tenant, as tenant, entered into that certain lease, dated October 20, 1993, pursuant to which Tenant leased from PPA (i) all of floors 3 and 16 through 24 of the tower commonly known as One Prudential Plaza (the "Tower") which is a part of the building (the "Building") located at 130 East Randolph Drive, Chicago, Illinois, (ii) a portion of the plaza level and 14th floor of the Tower and (iii) storage space consisting of approximately 21,297 square feet of space. The lease was amended by (i) an Amendment of Lease, dated February 15, 1994, between PPA and Tenant, pursuant to which certain storage space was deleted from the lease and certain other storage space added to the lease, (ii) a Second Amendment of Lease, dated November 3rd, 1994 (the "Second Amendment"), between PPA and Tenant, pursuant to which additional office space on the 14th floor of the Tower was added to the lease, additional storage space on the 14th floor of the Tower and the BL-2 of the Tower was added to the lease, Tenant's parking rights were modified and the rentable square footage of the office space on the 3rd floor of the Tower was increased, the rentable area of the storage space on the 3rd floor of the Tower was increased and the rentable area of the storage space on the 18th floor of the Tower was decreased, (iii) an Agreement for Partial Termination of Lease, dated April 26, 1999 (the "April 1999 Agreement") between PPA and Tenant, pursuant to which certain office space and storage space on the 14th floor of the Tower was deleted from the lease and (iv) a Third Amendment to Lease, dated December 11, 2001 (the "Third Amendment"), between Landlord (as successor to PPA) and Tenant, pursuant to which approximately 8,264 rentable square feet of space on the concourse level of the Tower was deleted from the lease. All references hereinafter to the "Lease" shall refer to the lease as amended by the aforementioned amendments. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease. As of the date hereof, the total rentable square footage of the office space leased by Tenant under the Lease (the "Office Premises") totals 238,752 rentable square feet and the total rentable square footage of the storage space leased by Tenant under the Lease (the "Storage Space") totals 23,932 rentable square feet. The initial term of the Lease expires on February 28, 2010.

B. The parties presently desire to amend the Lease to (i) delete from the Storage Space, effective as of August 31, 2003, approximately 297 rentable square feet on the 40th floor of the Tower and storage spaces B1-16B and B1-16C located on level B1 of the Building (which storage spaces B1-16B and B1-16C total approximately 7,220 rentable square feet), (ii) add to the Storage Space, effective as of September 1, 2003, storage space B1-18 located on level B1 of the Building (which storage space B1-18 totals approximately 84 rentable square feet), (iii) extend the term of the Lease for an additional period of four (4) years and three (3) months, commencing on March 1, 2010, and ending on May 31, 2014, (iv) reduce Tenant's Base Rent under the Lease for the Office Premises effective as of March 1, 2005, (v) delete Tenant's existing termination and space deletion options from the Lease and grant Tenant two options to delete one full floor from the Lease (for a total deletion of two full floors), (vi) grant Tenant an option to further extend the Lease term for an additional five (5) year period, and (vii) document certain other modifications to the Lease agreed to by Landlord and Tenant, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Deletion of Portion of Storage Space; Addition of Storage Space.

a. Deletion of Termination Space. Effective as of 11:59 PM on August 31, 2003 (the "Termination Date"), the following portions of the Storage Space (the "Termination Space") shall be deleted from the Lease:

i. the portion of the Storage Space located on the 40th floor of the Tower, which space is comprised of approximately 297 rentable square feet of space, and

ii. storage spaces B1-16B and B1-16C located on level B1 of the Tower, which spaces are comprised of a total of approximately 7,220 rentable square feet of space.

Notwithstanding the deletion of the Termination Space from the Lease effective as of the Termination Date, Tenant may holdover in all or part of the Termination Space, rent free, but on all other terms of this Lease, for the period commencing September 1, 2003, and ending on November 30, 2003. Tenant shall vacate and surrender the Termination Space to Landlord (in broom clean condition with all of Tenant's personal property removed therefrom) on or before November 30, 2003, in the condition required by Article 21 of the Lease; provided, however, that Landlord shall perform the Restoration Work described in Paragraph 1.b. below on Tenant's behalf after Tenant has vacated and surrendered the Termination Space.

If Tenant fails to deliver possession of the Termination Space to Landlord vacant and broom clean on or before November 30, 2003, Landlord may exercise one or more of the following remedies: (a) sue Tenant for specific performance of the terms of this Paragraph 1, (b) initiate an unlawful detainer action against Tenant to obtain possession of the Termination Space from Tenant and payment of all rent and other charges due and damages incurred by Landlord, (c) charge the holdover rent provided for in Article 22 of the Lease (but Landlord may not obtain the consequential damages provided for in Article 22 of the Lease), and/or (d) pursue any other available remedies at law or in equity.

b. Restoration Work. Upon Tenant's surrender of the Termination Space to Landlord, Landlord shall, at Tenant's expense, perform the following work (the "Restoration Work") in the Termination Space:

i. Remove the keycard/maglock equipment in the Termination Space located on level B1 of the Building and repair all damage caused by such removal.

ii. Perform the electrical work required to separate the level B1 Termination Space from Tenant's remaining Storage Space on level B1.

iii. Remove any and all cabling and equipment from the Termination Space located on the 40th floor.

Tenant shall reimburse Landlord for the cost of the Restoration Work within thirty (30) days of receipt of Landlord's written invoice therefor.

c. Addition of Storage Space B1-18 to Storage Space. Effective as of September 1, 2003, storage space B1-18 located on level B1 of the Building (which storage space B1-18 is comprised of approximately 84 rentable square feet) is added to the Storage Space. Tenant shall accept the storage space B1-18 in its as-is condition.

d. Confirmation of Square Footage of Storage Space; New Exhibit B to Lease. Effective as of September 1, 2003, (i) in Section 2.9 of the Lease, the total square footage of the Storage Space is revised to be 16,499 square feet, (ii) the portions of the Storage Space that are located on level B1 of the Building are as shown on attached Exhibit A, and (iii) Exhibit B presently attached to the Lease (which is a list of the Storage Space covered by the Lease as of the date hereof) is deleted and the Exhibit B attached hereto (which is a list of the Storage Space covered by the Lease following the deletion of the Termination Space from the Lease and the addition of storage space B1-18 to the Lease) is substituted therefor.

e. Modification to Storage Space Fee. Effective as of September 1, 2003, and continuing throughout the Lease term (as extended by Paragraph 2 below) the Storage Space Fee (as provided for in Paragraph A of Exhibit K to the Lease, as modified by Paragraph 6 of the April 1999 Agreement) shall be modified to be the following amounts for the respective periods:

Period	Annual Storage Space Fee	Monthly Storage Space Fee
September 1, 2003 - 02/29/04	$241,710.35	$20,142.53
3/1/04 - 2/28/05	$246,495.06	$20,541.26
3/1/05 - 2/28/06	$251,444.76	$20,953.73
3/1/06 - 2/28/07	$256,394.46	$21,366.21
3/1/07 - 2/29/08	$261,509.15	$21,792.43
3/1/08 - 2/28/09	$266,788.83	$22,232.40
3/1/09 - 2/28/10	$272,068.51	$22,672.38
3/1/10 - 2/28/11	$279,473.06	$23,291.09
3/1/11 - 2/29/12	$287,247.59	$23,937.30
3/1/12 - 2/28/13	$295,167.11	$24,597.26
3/1/13 - 2/28/14	$303,251.62	$25,270.97
3/1/14 - 5/31/14	$311,666.11	$25,972.18

f. Tenant's Option to Delete Storage Space B1-50. Tenant may, at any time during the Lease term, upon not less than thirty (30) days prior written notice to Landlord, delete from the Storage Space storage space B1-50 (which storage space B1-50 is comprised of approximately 2,733 rentable square feet). If Tenant exercises its aforementioned option to delete B1-50 from the Storage Space, Landlord and Tenant shall execute an amendment to the Lease documenting such deletion.

2. Termination of Antenna License. Effective as of 11:59 PM on August 31, 2003, Section 30.38 of the Lease and Exhibit L to the Lease (entitled "Antenna Terms and Conditions") are deleted from the Lease and Tenant's rights thereunder shall terminate, except that Tenant's indemnification obligations set forth in Exhibit L to the Lease shall survive the deletion of Exhibit L from the Lease as to events occurring prior to such deletion. Notwithstanding anything to the contrary in Exhibit L, Landlord shall, at Tenant's cost, (i) remove the antenna grid from the roof of the Building down to stub columns and repair any and all damage caused by such removal, and (ii) remove all antenna cabling and from the Building's riser shafts to the point of termination in Tenant's Office Premises and repair any and all damage caused by such removal. Tenant shall reimburse Landlord for the cost of such work within thirty (30) days of receipt of Landlord's written invoice therefor.

3. Extension of Lease Term. Effective as of the date hereof, the term of the Lease, as set forth in Section 1.2 of the Lease (as amended by the Second Amendment) is extended for an additional period of four (4) years and three (3) months, commencing on March 1, 2010, and ending on May 31, 2014.

4. Office Premises and Storage Space As-Is. Tenant shall accept the Office Premises and the Storage Space in their as-is condition and Landlord shall have no responsibility for performing any improvements or renovations thereto as a result of the extension of the Lease term.

5. Confirmation of Rentable Square Footage of Demised Premises (excluding Storage Space) and of Building. The parties hereby confirm that (i) the "Rentable Area of the Demised Premises" (as defined in Section 2.7 of the Lease) is 238,752 rentable square feet (which does not include the Storage Space). and (ii) the "Rentable Area of the Building" (as defined in Section 3.15 of the Lease) is 2,111,521 rentable square feet due to the increase in the size of the Building resulting from construction projects completed in 2001. Tenant's Proportion (as defined in Section 2.10 of the Lease) and Tenant's HVAC Proportion (as defined in Section 2.11 of the Lease) for each floor of the Demised Premises is set forth on attached Exhibit C.

6. Modification to Base Rent for Office Premises. Effective as of March 1, 2005, and continuing through May 31, 2014, the Base Rent amounts for the Office Premises (as set forth in the rent schedule in Section 2.1 of the Lease (as modified by Paragraph 4 of the Third Amendment)) shall be modified to be the following amounts for the respective periods:

Period	Annual Base Rent	Monthly Base Rent
3/1/05 - 2/28/06	$2,745,648.00	$228,804.00
3/1/06 - 2/28/07	$2,821,153.32	$235,096.11
3/1/07 - 2/29/08	$2,898,735.04	$241,561.25
3/1/08 - 2/28/09	$2,978,450.25	$248,204.19
3/1/09 - 2/28/10	$3,060,357.63	$255,029.80
3/1/10 - 2/28/11	$3,144,517.47	$262,043.12
3/1/11 - 2/29/12	$3,230,991.70	$269,249.31
3/1/12 - 2/28/13	$3,319,843.97	$276,653.66
3/1/13 - 2/28/14	$3,411,139.68	$284,261.64
3/1/14- 5/31/14	$3,504,946.02	$292,078.83

7. Rent Adjustments. The provisions of Article 5 of the Lease shall continue to apply to the Office Premises throughout the extended Lease term. The parties acknowledge that the expense caps set forth in Section 5.2 of the Lease were only applicable to the initial Lease term and shall not apply to the extended Lease term.

8. Deletions from Lease. Effective as of the date hereof, the following provisions of the Lease are deleted: Article 33 (entitled "Cancellation"), Article 34 (entitled "Contraction Options"), and Article 37 (entitled "Early Demised Premises Adjustments").

9. Tenant's Full Floor Deletion Options. Effective as of the date hereof, the following language is added to the Lease as new Article 33:

"33. Tenant's Full Floor Deletion Options.

a. Deletion Options. Subject to the terms of this Article 33, Tenant shall have two (2) separate options to delete one full floor from the Demised Premises (for a total deletion of two (2) full floors), the effective date of any such deletion to occur on a date no earlier than February 28, 2007, and no later than February 28, 2009 (the "Permitted Deletion Period"); provided that the first full floor to be deleted hereunder shall be either the 16th or the 24th floor of the Tower (at Tenant's option) and, if Tenant deletes two (2) full floors, the second floor to be deleted shall be contiguous to the first floor that was deleted. (The foregoing options are referred to individually as a "Deletion Option" and collectively as the "Deletion Options.")

b. Exercise of Deletion Options; Deletion Penalty. Tenant may exercise a particular Deletion Option for one full floor of the Demised Premises by providing Landlord with not less than nine (9) months prior written notice (a "Deletion Notice") of such deletion. The Deletion Notice shall specify which full floor of the Demised Premises Tenant is deleting from the Lease (the "Subject Deletion Floor") and the date on which the Subject Deletion Floor is to be deleted from the Lease (which date shall be during the Permitted Deletion Period and is referred to hereinafter as the "Subject Deletion Date"). If Tenant exercises both Deletion Options, in no event may the Subject Deletion Dates for the respective Subject Deletion Floors be less than nine (9) months apart.

Concurrently with Tenant's delivery of a Deletion Notice to Landlord, Tenant shall deliver to Landlord (in immediately available funds) a termination fee (the "Termination Fee") equal to the rentable square footage of the Subject Deletion Floor (as shown on the schedule set forth on Exhibit C attached to the Fourth Amendment to Lease executed by Landlord and Tenant in connection with this Lease (the "Fourth Amendment")) multiplied by the Termination Penalty (per sf amount) set forth on the spread sheet attached as Exhibit D to the Fourth Amendment for the calendar month in which the Subject Deletion Date occurs. If Tenant does not pay the Termination Fee concurrently with Tenant's delivery of the Deletion Notice, Landlord, at its sole option, may either void the Deletion Notice or treat such failure to timely pay the Deletion Fee as a Default under Article 19.1 of the Lease.

Notwithstanding the foregoing, if on the date of exercise of the Deletion Option, or the date immediately preceding the Subject Deletion Date, there exists a Default (as defined in Section 19.1 of the Lease) or a breach of this Lease by Tenant that subsequently matures into a Default, then, at Landlord's sole option, the exercise of the Deletion Option shall be null and void.

c. Deletion of Subject Deletion Floor from Lease. If Tenant timely exercises a Deletion Option, the Subject Deletion Floor (which shall include the portion of the Storage Space that is located on the Subject Deletion Floor) shall be deleted from the Lease effective as of 11:59 PM on the Subject Deletion Date; provided, however, that (i) Tenant's obligation to comply with all other covenants and agreements under the Lease as to the Subject Deletion Floor shall continue through and including the date (the "Subject Floor Surrender Date") that is the later of the Subject Deletion Date or the date on which Tenant actually surrenders the Subject Deletion Floor to Landlord in the condition required under Article 21 the Lease, and (ii) the parties obligations to indemnify and hold harmless contained in Article 26 of the Lease as to the Subject Deletion Floor shall survive the deletion of the Subject Deletion Floor from the Lease for all claims, injuries, losses, damages, costs and expenses, including reasonable attorneys' fees, arising from or connected with circumstances, actions or omissions that occurred, as to Landlord's liability, prior to the Subject Deletion Date, and as to Tenant's liability, prior to the Subject Floor Surrender Date.

If Tenant fails to deliver possession of the Subject Deletion Floor to Landlord in the condition required by Article 21 of the Lease or before the Subject Deletion Date, Landlord may exercise one or more of the following remedies: (a) sue Tenant for specific performance of the terms of this Article 33, (b) initiate an unlawful detainer action against Tenant to obtain possession of the Subject Deletion Floor from Tenant and payment of all rent and other charges due and damages incurred by Landlord, (c) charge the holdover rent provided for in Article 22 of the Lease and, if applicable, obtain the consequential damages provided for in Article 22 of the Lease, (d) treat the failure as a default under the Lease and enforce the remedies under Section 19.2 of the Lease and/or (e) pursue any other available remedies at law or in equity.

d. Amendment to Lease. Following Tenant's exercise of a Deletion Option, Landlord and Tenant shall enter into an amendment to this Lease documenting the deletion of the Subject Deletion Floor from the Lease pursuant to the terms hereof, with (i) Tenant's Base Rent (under Section 2.1 of the Lease), Tenant's Proportion (under Section 2.10 of the Lease) and Tenant's HVAC Proportion (under Section 2.11 of the Lease) being proportionately reduced based on the rentable square footage of the office space on the Subject Deletion Floor and in accordance with the amounts and percentages set forth on Exhibit C attached to the Fourth Amendment and (ii) Tenant's Storage Space Fee being proportionately reduced."

10. Modification to Option to Extend.

a. Effective as of the date hereof, Sections 35.1 and 35.2 of the Lease are deleted and the following language substituted therefor:

"35.1 Grant of Option. Tenant shall have the option to extend the term of this Lease for one (1) additional term of five (5) years, commencing on June 1, 2014, and ending on May 31, 2019. The extension option must be exercised, if at all, by written notice given by Tenant to Landlord not later than June 1, 2012. Notwithstanding the foregoing, at Landlord's election, this extension option shall be null and void and Tenant shall have no right to extend the Lease term if on the date Tenant exercises the extension option, or on the date immediately preceding the commencement date of the extension period, there exists an uncured Default (as defined in Section 19.1 of the Lease) or a breach of this Lease by Tenant that subsequently matures into a Default.

35.2. Exercise Irrevocable. Except as provided under Article 36 below, Tenant's election to exercise the extension option shall be irrevocable once notice of such election has been given by Tenant."

b. Effective as of the date hereof, in Sections 35.3, 35.4, 35.5 and Article 36 of the Lease (i) all references to the "First Extension Period" shall refer to the extension period provided for in Section 35.1 of the Lease, as modified by Paragraph 9.a. of this Amendment and (ii) all references to the "Second Extension Period" are deleted.

11. Brokers. Tenant represents and warrants that it has negotiated this Amendment directly with Shorenstein Realty Services, L.P., and Equis Corp. ("Brokers") and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker or salesman other than the Brokers for a commission, finder's fee or other compensation as a result of Tenant's entering into this Amendment. Pursuant to a separate written agreement, Landlord shall pay any commission or other fee due to the Brokers as a result of the execution of this Amendment and Tenant shall have no responsibility therefor.

12. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state of Illinois, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant's obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

13. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and is not effective as a lease amendment or otherwise until execution and delivery by both Landlord and Tenant.

14. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord:	Tenant:

SIP NORTH STETSON VENTURE, LLC,	THE PEOPLES GAS LIGHT AND
a Delaware limited liability company	COKE COMPANY, an Illinois corporation

By SIP NORTH STETSON MANAGEMENT,
INC., a Delaware corporation,
its manager

By: /s/ James A. Pierre	By: /s/ Katherine A. Donofrio
James A. Pierre
Its: Vice President	Name: Katherine A. Donofrio

Title: Sr. V.P.

EXHIBIT A

Outline of Storage Space located on level B1 of Building (as of 9/1/03)

GRAPHIC

EXHIBIT B

List of Storage Space

Location	Square Feet
B1-16A	1,325
B1-18	84
B1-50	2,733 (subject to deletion by Tenant on 30 days notice, per Fourth Amendment)
B1-51	2,956
B2	267
3	2,057
16	1,512
17	1,639
18	796
19	619
20	619
21	473
22	473
23	473
24	473
16,499

EXHIBIT C

Schedule of RSF, Tenant's Proportion and Tenant's HVAC Proportion for each full floor of Demised Premises (excluding the Storage Space)

Subject Full Floor	RSF	Tenant's Proportion	Tenant's HVAC Proportion
3	46,727	2.2130%	4.1003%
16	21,614	1.0236%	1.8966%
17	21,564	1.0213%	1.8922%
18	19,121.9055%		1.6780%
19	20,702.9804%		1.8166%
20	22,645	1.0724%	1.9871%
21	22,389	1.0603%	1.9646%
22	21,330	1.0102%	1.8717%
23	21,330	1.0102%	1.8717%
24	21,330	1.0102%	1.8717%
total	238,752 rsf	11.3071%	20.9505%

EXHIBIT D

Penalty Schedule

(calculations are per square foot)

Effective Reduction Date	Term Fee	Leasing Commission	Rent Loss	Gross Rent	Termination Penalty (per sf)
March-07	$37.95	$9.96	$6.08	$7.64	61.63
April-07	$37.04	$9.89	$5.93	$7.64	60.50
May-07	$36.12	$9.83	$5.79	$7.64	59.37
June-07	$35.20	$9.76	$5.64	$7.64	58.23
July-07	$34.27	$9.69	$5.49	$7.64	57.08
August-07	$33.33	$9.62	$5.34	$7.64	55.92
September-07	$32.38	$9.55	$5.19	$7.64	54.75
October-07	$31.43	$9.47	$5.03	$7.64	53.57
November-07	$30.47	$9.40	$4.88	$7.64	52.38
December-07	$29.50	$9.33	$4.72	$7.64	51.19
January-08	$28.52	$9.26	$4.57	$7.70	50.04
February-08	$27.53	$9.18	$4.41	$7.70	48.83
March-08	$26.54	$9.11	$4.25	$5.24	45.14
April-08	$25.53	$9.03	$4.09	$5.24	43.90
May-08	$24.52	$8.96	$3.93	$5.24	42.65
June-08	$23.50	$8.88	$3.76	$5.24	41.39
July-08	$22.47	$8.80	$3.60	$5.24	40.12
August-08	$21.43	$8.72	$3.43	$5.24	38.83
September-08	$20.39	$8.65	$3.27	$5.24	37.54
October-08	$19.33	$8.57	$3.10	$5.24	36.24
November-08	$18.27	$8.49	$2.93	$5.24	34.93
December-08	$17.20	$8.41	$2.75	$5.24	33.60
January-09	$16.12	$8.32	$2.58	$5.29	32.31
February-09	$15.03	$8.24	$2.41	$5.29	30.97
March-09	$13.93	$8.16	$2.23	$5.40	29.72